Yelp Announces New $250 million Share Repurchase Authorization
After Completing Prior $200 million Repurchase Program

SAN FRANCISCO--(BUSINESS WIRE)--November 28, 2018--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today announced the authorization of a new share repurchase program to acquire up to $250 million of its outstanding common stock. This new authorization represents a 25% increase over the previous $200 million share repurchase program authorized in July 2017, which was completed in November. The company may repurchase shares at management’s discretion, with the amount and timing of any repurchases subject to liquidity, cash flow and market conditions, among other factors.

“The increased share repurchase authorization reflects our continued confidence in Yelp’s financial strength and strategy,” said Jeremy Stoppelman, founder and chief executive officer. “We are committed to generating sustainable, profitable growth and driving shareholder value for Yelp’s investors over the long term.”

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, Yelp’s future performance and plans that are based on its current expectations, forecasts and assumptions and that involve risks and uncertainties. These statements include, but are not limited to: statements regarding our strategy, including our ability to execute such strategy to generate sustainable, profitable growth and drive shareholder value over the long term; our financial strength; and the implementation of the new share repurchase program and purchase of shares thereunder.

Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to, Yelp’s:

●	limited operating history in an evolving industry;
●	ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses;
●	ability to generate and maintain sufficient high-quality content from its users;
●	ability to maintain and expand its base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their advertising plans at any time; and
●	ability to purchase shares under the share repurchase program, or the modification, suspension or termination of that program.

Factors that could cause or contribute to such differences also include those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc.
Kate Krieger
415-266-3513
Investor Relations
ir@yelp.com